UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   December 31, 2009

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2	Financial Information

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 31, 2009, ZAP (the “Company”) issued to an investor (the “Investor”) a subordinated convertible promissory note in the principal amount of $2 million dollars (the “Note”) pursuant to a note purchase agreement entered into with the investor on even date therewith.  The unpaid principal balance of the Note accrues interest at a rate of six percent (6%) per annum and all unpaid principal, together with any then unpaid and accrued interest and other amounts payable thereunder, become due and payable on December 31, 2011 (the “Maturity Date”).

In the event the Company consummates, prior to the Maturity Date, a public offering pursuant to a registration statement (an “Offering”), then all principal, together with all accrued and unpaid interest under the Note, shall automatically convert into shares of Common Stock of the Company simultaneously with the closing of the Offering at a price per share equal to 95% of the price at which shares are sold in the Offering.  In the event the Company has not consummated an Offering on or prior to May 30, 2010, all principal, together with all accrued and unpaid interest under the Note, shall automatically convert into shares of Common Stock of the Company at a price per share equal to 90% of the closing price per share.  The shares of Common Stock that the Note shall be converted into shall be restricted securities and shall be subject to resale restrictions under Rule 144.

Section 3	Securities and Trading Markets

Item 3.02                      Unregistered Sales of Equity Securities.

The disclosures under Item 2.03 are incorporated into this Item 3.02 by reference.

The Note was issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: January 6, 2010	By:	/s/ Steven M. Schneider
Chief Executive Officer